Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 9, 2016, The Medicines Company (the “Company”) announced it entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with Chiesi Farmaceutici S.p.A. (“Chiesi”) and Chiesi USA, Inc. to sell three of its acute cardiovascular care assets, Cleviprex® (clevidipine), Kengreal® (cangrelor) and the Company’s rights to Argatroban for Injection (the “ACC Products”). The Company expects to receive at closing approximately $261.6 million in cash, which includes the value of product inventory, and Chiesi will assume certain liabilities related to the ACC Products. The Company may receive up to an additional $480.0 million in the aggregate following the achievement of specified U.S. net sales milestones with respect to Cleviprex and Kengreal. The anticipated disposition of the ACC Products has been deemed a significant disposition. The closing of the transaction remains subject to the satisfaction or waiver of customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The unaudited pro forma consolidated balance sheet as of March 31, 2016 has been prepared to give effect to the anticipated sale of the ACC Products as if it occurred on March 31, 2016. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 have been prepared to give effect to the anticipated sale of the ACC Products as if it occurred on January 1, 2015.

The unaudited pro forma financial information was prepared utilizing our historical financial data derived from the interim consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 9, 2016 and from the audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016. Consistent with the requirements of Article 11 of Regulation S-X, the pro forma consolidated statement of operations have been presented on a continuing operations basis. The pro forma adjustments are described in the notes to the unaudited pro forma information and are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma financial information included herein is for informational purposes only and is not necessarily indicative of what our financial performance and financial position would have been had the sale of the ACC Products been completed on the dates assumed nor is such unaudited pro forma financial information necessarily indicative of the results to be expected in any future period. Actual results may differ significantly from those reflected here in the unaudited pro forma financial statements for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma consolidated financial statements and actual results.

THE MEDICINES COMPANY
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2016
(in thousands)

	The Medicines Company Historical	ACC Products		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$430,196	$261,569	(a)	$691,765
Accounts receivable, net	42,834	—		42,834
Inventory, net	68,454	(1,495)	(a)	66,959
Prepaid expenses and other current assets	19,337	—		19,337
Total current assets	560,821	260,074		820,895
Fixed assets, net	34,416	—		34,416
Intangible assets, net	629,935	(4,929)	(a)	625,006
Goodwill	289,441	(27,770)		261,671
Restricted cash	1,406	—		1,406
Contingent purchase price from sale of businesses	78,000	13,700	(a) (b)	91,700
Other assets	750	—		750
Total assets	$1,594,769	$241,075		$1,835,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,526	$—		$15,526
Accrued expenses	103,109	19,340	(a)	122,449
Current portion of contingent purchase price	29,939	—		29,939
Convertible senior notes	258,800	—		258,800
Deferred revenue	21,869	—		21,869
Total current liabilities	429,243	19,340		448,583
Contingent purchase price	89,673	—		89,673
Deferred tax liabilities	315,080	—		315,080
Convertible senior notes	89,150	—		89,150
Other liabilities	12,530	—		12,530
Total liabilities	935,676	19,340		955,016
Equity component of currently redeemable convertible senior notes	14,167	—		14,167
Stockholders’ equity:
Preferred stock, $1.00 par value per share, 5,000,000 shares authorized; no shares issued and outstanding	—	—		—
Common stock, $0.001 par value per share, 187,500,000 shares authorized; 72,131,960 issued and 69,938,978 outstanding at March 31, 2016	72	—		72
Additional paid-in capital	1,223,024	—		1,223,024
Treasury stock, at cost; 2,192,982 shares at March 31, 2016	(50,000)	—		(50,000)
Accumulated deficit	(522,313)	221,735	(a)	(300,578)
Accumulated other comprehensive loss	(5,377)	—		(5,377)
Total The Medicines Company stockholders' equity	645,406	221,735		867,141
Non-controlling interest in joint venture	(480)	—		(480)
Total stockholders’ equity	644,926	221,735		866,661
Total liabilities and stockholders’ equity	$1,594,769	$241,075		$1,835,844

See accompanying notes to unaudited pro forma financial information.

THE MEDICINES COMPANY
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(in thousands, except per share amounts)

	The Medicines Company Historical	ACC Products		Pro Forma
Net product revenues	$31,375	$(10,207)	(c)	$21,168
Royalty revenues	18,931	—		18,931
Total net revenues	50,306	(10,207)		40,099
Operating expenses:
Cost of product revenue	18,797	(3,412)	(c)	15,385
Research and development	33,491	(794)	(c)	32,697
Selling, general and administrative	79,298	(11,780)	(c)	67,518
Total operating expenses	131,586	(15,986)		115,600
Loss from operations	(81,280)	5,779		(75,501)
Co-promotion and license income	975	(342)	(c)	633
Interest expense	(9,746)	—		(9,746)
Other loss	(262)	—		(262)
Loss from continuing operations before income taxes	(90,313)	5,437		(84,876)
Provision (benefit) for income taxes	(46)	(1,903)		(1,949)
Net loss from continuing operations	(90,359)	3,534		(86,825)
Net loss attributable to non-controlling interest	16	—		16
Net loss from continuing operations attributable to The Medicines Company	$(90,343)	$3,534		$(86,809)

Loss per common share from continuing operations attributable to The Medicines Company:
Basic	$(1.31)			$(1.25)
Diluted	$(1.31)			$(1.25)

Weighted average number of common shares outstanding:
Basic	69,210			69,210
Diluted	69,210			69,210

See accompanying notes to unaudited pro forma financial information.

THE MEDICINES COMPANY
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(in thousands, except per share amounts)

	The Medicines Company Historical	ACC Products		Pro Forma
Net product revenues	$255,148	$(28,653)	(c)	$226,495
Royalty revenues	53,859	—		53,859
Total net revenues	309,007	(28,653)		280,354
Operating expenses:
Cost of product revenue	119,931	(13,450)	(c)	106,481
Research and development	123,606	(5,233)	(c)	118,373
Selling, general and administrative	337,943	(13,174)	(c)	324,769
Total operating expenses	581,480	(31,857)		549,623
Loss from operations	(272,473)	3,204		(269,269)
Legal settlement	5,000	—		5,000
Co-promotion and license income	10,132	(3,715)	(c)	6,417
Gain on remeasurement of equity investment	22,741	—		22,741
Gain on sale of investment	19,773	—		19,773
Loss in equity investment	(144)	—		(144)
Interest expense	(37,092)	—		(37,092)
Other income (loss)	400	19	(c)	419
(Loss) income from continuing operations before income taxes	(251,663)	(492)		(252,155)
Benefit (provision) for income taxes	29,743	172		29,915
Net (loss) income from continuing operations	(221,920)	(320)		(222,240)
Net income attributable to non-controlling interest	(10)	—		(10)
Net (loss) income from continuing operations attributable to The Medicines Company	$(221,930)	$(320)		$(222,250)

(Loss) earnings per common share from continuing operations attributable to The Medicines Company:
Basic	$(3.32)			$(3.33)
Diluted	$(3.32)			$(3.33)
				.
Weighted average number of common shares outstanding:
Basic	66,809			66,809
Diluted	66,809			66,809

See accompanying notes to unaudited pro forma financial information.

THE MEDICINES COMPANY
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Anticipated Sale of ACC Products
On May 9, 2016, the Company announced it had entered into the Purchase and Sale Agreement to sell the ACC Products to Chiesi. Upon closing, the Company expects to receive approximately $261.6 million in cash from Chiesi, which includes the sale of product inventory, and may receive up to an additional $480.0 million in the aggregate following the achievement of certain specified calendar year net sales milestones with respect to net sales of Cleviprex and Kengreal. The Purchase and Sale Agreement contains customary representations, warranties, covenants and indemnities for a transaction of this nature. The closing of the transaction remains subject to the satisfaction or waiver of customary closing conditions, including the expiration or termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Pro Forma Adjustments

(a)
Represents adjustments to reflect the anticipated disposition of the assets and liabilities associated with the ACC Products associated with the transaction described above for an estimated $261.6 million in cash, including product inventory, and contingent consideration of up to $480.0 million with an estimated fair value of $13.7 million. The net assets to be disposed of primarily include developed product rights with a net book value of $4.9 million, inventory of $1.5 million, and goodwill of $27.8 million.

(b)
Represents the estimated contingent consideration measured at fair value due to the Company from Chiesi upon achievement of certain sales milestones included in the Purchase and Sale Agreement. This estimated contingent consideration at fair value is a preliminary estimate based on a probability-adjusted discounted cash flow model and is subject to change upon the completion of a risk adjusted revenue simulation. In a probability-adjusted discounted cash flow model, the Company determines the projected probability and time period in which each sales milestone will be achieved and then determines the fair value of each milestone payment. In a risk adjusted revenue simulation, the chances of achieving many different revenue levels are estimated and then adjusted to reflect the results of similar products and companies in the market to calculate the fair value of each milestone payment. The Company will disclose the final estimated contingent consideration at fair value when the sale of the ACC Products is completed.

(c)
Represents adjustments to eliminate the direct operating results of the ACC Products as if the anticipated disposition occurred on January 1, 2015. Adjustments to cost of revenue, research and development expenses, selling, general and administrative expenses, co-promotion and license income and other include amounts that are directly related to the ACC Products. Adjustments to the income tax benefit (provision) were based on statutory rates in effect during the periods.